Exhibit 10.17

BARGAIN HOLDINGS, INC.

2012 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (this “Award Agreement”) is made effective as of [—], 20[—] (the “Date of Grant”) by and between Bargain Holdings, Inc., a Delaware corporation (the “Company”), and [—] (the “Participant”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Bargain Holdings, Inc. 2012 Equity Incentive Plan (the “Plan”).

R E C I T A L S:

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions set forth in the Plan and this Award Agreement, all or any part of an aggregate of [—] Shares (the “Option”) at an Option Price of $[—] per Share. The Option is intended to be a Nonqualified Stock Option.

2. Vesting. The portion of the Option that has become vested is hereinafter referred to as the “Vested Portion.” Subject to the terms set forth in the Plan and this Award Agreement, the Option shall vest as follows:

a. General. The Option shall vest in five (5) equal installments on each of the first five (5) anniversaries of the Date of Grant (each such anniversary, a “Time Vesting Date”), subject to the Participant’s continued Service through the applicable Time Vesting Date, such that twenty percent (20%) of the Option shall vest on each Time Vesting Date.

b. Change of Control. The Option shall, to the extent not then vested or forfeited, become immediately fully vested upon the occurrence of a Change of Control, subject to the Participant’s continued Service through the date of the Change of Control.

3. Forfeiture; Expiration.

a. Termination of Service. Any unvested Portion of the Option shall be forfeited without consideration upon the termination of the Participant’s Service for any reason. In the event the Participant’s Service is terminated for Cause, the Vested Portion also shall be forfeited without consideration upon such termination.

b. Breach of Restrictive Covenants. Any outstanding portion of the Option, including the Vested Portion, shall be forfeited without consideration if the Participant breaches the covenants set forth on Exhibit B attached hereto.

c. Expiration of Option Term. Any unexercised portion of the Option shall expire upon the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”).

4. Period of Exercise. Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion at any time prior to the earliest to occur of:

a. the date the Participant’s Service is terminable for Cause;

b. the date that a Participant breaches the covenants set forth on Exhibit B attached hereto;

c. the Expiration Date;

d. the date that is one (1) year following termination of the Participant’s Service due to death or Disability;

e. the date that is ninety (90) days following termination of the Participant’s Service by the Company and its Subsidiaries without Cause, by the Participant for Good Reason [or as a result of a non-renewal of the term of employment by Ollie’s Bargain Outlet, Inc. under the Participant’s Employment Letter Agreement, dated as of September [—], 2012 by and between the Participant and Ollie’s Bargain Outlet, Inc. (the “Employment Agreement”)];

f. the date that is thirty (30) days following the termination of the Participant’s Service for any reason other than pursuant to Sections 4.a, 4.d or 4.e above.

5. Exercise Procedures.

a. Notice of Exercise. Subject to Sections 3 and 4 hereof, the Vested Portion may be exercised by delivering to the Company at its principal office written notice of intent to so exercise in the form attached hereto as Exhibit A (such notice, a “Notice of Exercise”). Such Notice of Exercise shall be accompanied by payment in full of the aggregate Option Price for the Shares to be exercised. In the event that the Option is being exercised by the Participant’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The aggregate Option Price for the Shares to be exercised may be paid in cash or its equivalent (e.g., by cashier’s check) or any other form of payment permitted by the Committee in accordance with Section 6.5 of the Plan; including but not limited to, at the sole discretion of the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Option Price; provided, that, such Participant remains in Service through the date of exercise or, if terminated, is terminated without Cause [(including, as a result of a non-renewal of the term of employment by Ollie’s Bargain Outlet, Inc. under the Employment Agreement)] or due to death or Disability, and has not breached the covenants set forth on Exhibit B attached hereto. In the event of the Participant’s death, the Vested Portion shall be exercisable by the executor or administrator of the Participant’s estate, or the Person or Persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution, as the case may be. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions of this Award Agreement and the Plan.

b. Stockholder Rights. Neither the Participant nor the Participant’s representative shall have any rights to dividends, voting rights (to the extent the Shares have any voting rights) or other rights of a stockholder with respect to Shares subject to the Option until (i) the Participant has delivered to the Company a Notice of Exercise for the Option, (ii) the Participant has paid the Option Price for such Shares, (iii) such Shares have been issued, (iv) the Participant has executed a joinder to or has otherwise become a party to the Stockholders’ Agreement and (v) the Participant has executed such other agreements or certificates that the Committee reasonably determines are necessary to comply with applicable securities laws and other applicable laws.

6. No Right to Continued Service. The granting of the Option shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Subsidiary or Affiliate may have to terminate the Service of the Participant.

7. Restrictive Covenants. In consideration of the Option granted herein, the Participant agrees to be bound by the provisions set forth on Exhibit B attached hereto.

8. Withholding. The Company shall have the power and the right to deduct or withhold automatically from any payment or Shares deliverable under this Award Agreement, or to require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. The Participant may elect, subject to the approval of the Committee, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax that could be imposed in connection with any such taxable event; provided, that, such Participant remains in Service through the date of exercise or, if terminated, is terminated without Cause [(including, as a result of a non-renewal of the term of employment by Ollie’s Bargain Outlet, Inc. under the Employment Agreement)] or due to death or Disability, and has not breached the covenants set forth on Exhibit B attached hereto.

9. Transferability. Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer or assign the Option except in the event of death and in accordance with Section 14.5 of the Plan. The Participant understands that the Stockholders’ Agreement contains significant restrictions on the transfer of the Shares underlying the Option.

10. Adjustment of Option. Adjustments to the Option (or any Shares underlying the Option) shall be made in accordance with the terms of the Plan.

11. Option Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the terms and conditions of the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Stockholders’ Agreement; Conditions and Restrictions on Shares. Shares received upon the exercise of the Option shall be subject to all of the terms and conditions of the Stockholders’ Agreement, including all transfer restrictions and repurchase rights set forth therein. The Option may not be exercised prior to the Participant’s execution of a joinder to the Stockholders’ Agreement if the Participant is not a party to the Stockholders’ Agreement prior to any such exercise. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares. Notwithstanding anything to the contrary contained in this Section 12, the Participant agrees and acknowledges that under certain circumstances the Vested Portion may be subject to repurchase by the Company (or its designee) in accordance with, and subject to, the terms and conditions set forth in Section 2.2(a) of the Stockholders’ Agreement.

13. Choice of Law. This Award Agreement, and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Award Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict- or choice-of-law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

14. Consent to Jurisdiction. The Company and the Participant, by their execution hereof, (a) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof; (b) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that their property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Award Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agree not to commence any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof other than before the above-named courts or to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise; provided, however, that the Company and the Participant may, if necessary, seek to enforce and/or execute on a final judgment issued by a Delaware court of competent jurisdiction in any other court of competent jurisdiction. The Company and the Participant hereby consent to service of process in any such proceeding and agree that service of process by registered or certified mail, return receipt requested, at the address specified pursuant to Section 17, is reasonably calculated to give actual notice.

15. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT HE, SHE OR IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH HE, SHE OR IT IS RELYING AND SHALL RELY UPON IN ENTERING INTO THIS AWARD AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF HIS, HER OR ITS RIGHT TO TRIAL BY JURY.

16. Shares Not Registered. Shares shall not be issued pursuant to this Award Agreement unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act, state securities laws and regulations and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares, and accordingly, any certificates for Shares may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under this Award Agreement is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement containing such representations, warranties and covenants as the Company may reasonably require.

17. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and shall be deemed to have been given (a) when personally delivered or delivered by facsimile transmission with confirmation of delivery, (b) upon delivery after deposit with Federal Express or similar overnight courier service or (c) three (3) business days after being mailed by first class mail, return receipt requested. A notice shall be addressed to the Company, c/o Ollie’s Bargain Outlet, Inc., 6295 Allentown Boulevard- Suite A, Harrisburg, PA 17112, Attention Chief Financial Officer, with a copy to: CCMP Capital Advisors, LLC, 245 Park Avenue, 16th Floor, New York, NY 10167, Attention Richard Zannino, Joe Scharfenberger and Official Notice Clerk, and to the Participant at the address that he/she most recently provided to the Company.

18. Entire Agreement. This Award Agreement, including Exhibit A and Exhibit B attached hereto, the Plan and the Stockholders’ Agreement constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof; provided, that, the Participant shall continue to be bound by any other confidentiality, non-competition, non-solicitation and other similar restrictive covenants contained in any other agreements between the Participant and the Company, its Affiliates and their respective predecessors to which the Participant is bound. In the event of any inconsistency between any restrictive covenants contained in Exhibit B and any restrictive covenants contained in such other agreements, that obligation which is most restrictive upon the Participant shall control.

19. Amendment; Waiver. Except as otherwise permitted by the Plan, no amendment or modification of any term of this Award Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

20. Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant and the Participant’s heirs, successors, legal representatives and permitted assigns. The Participant hereby expressly acknowledges that the Company’s successors and assigns are permitted to enforce all of the Company’s or its Affiliates’ rights under this Award Agreement, including but not limited to their rights under Exhibit B attached hereto. Nothing in this Award Agreement, express or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

21. Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

BARGAIN HOLDINGS, INC.

By:

Name:

Title:

Agreed and acknowledged as of the date first above written:

Signature:

Name:

EXHIBIT A

NOTICE OF EXERCISE

Bargain Holdings, Inc.
c/o Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard- Suite A
Harrisburg, PA 17112
Attention: Chief Financial Officer

with a copy to: CCMP Capital Advisors, LLC
245 Park Avenue, 16th Floor
New York, NY 10167
Attention:	Richard Zannino,
Joe Scharfenberger and
	Official Notice Clerk	Date of Exercise:

Ladies & Gentlemen:

1. Exercise of Option. This constitutes notice to Bargain Holdings, Inc. (the “Company”) that pursuant to my Nonqualified Stock Option Award Agreement, dated [—], 20[—] (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the same.

Number of Shares as to which Option is exercised (“Optioned Shares”):

Shares to be issued in name of:

Date of Grant:

Total exercise price:

2. Form of Payment. Forms of payment other than cash or its equivalent (e.g. by cashier’s check) are permissible only to the extent approved by the Committee, in its discretion.

3. Delivery of Payment. With this notice, I hereby deliver to the Company the full exercise price of the Optioned Shares and any and all withholding taxes due in connection with the exercise of my Option, or I have otherwise satisfied such requirements.

4. Rights as Stockholder. While the Company shall endeavor to process this notice in a timely manner, I acknowledge that until the issuance of the Optioned Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and my satisfaction of any other conditions imposed by the Committee pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares, notwithstanding the exercise of my Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.

4. Interpretation. Any dispute regarding the interpretation of this notice shall be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee shall be final and binding on all parties.

5. Entire Agreement. The Plan, the Award Agreement under which the Optioned Shares were granted and the Stockholders Agreement are incorporated herein by reference, and together with this notice constitute the entire agreement of the parties with respect to the subject matter hereof.

Very truly yours,

Signature:

Name:

Social Security Number:

EXHIBIT B

1. Confidentiality; Proprietary Rights. Without the written consent of the Board, the Participant will not during or after termination of the Participant’s Service (i) disclose to any Person (other than any disclosure during the Participant’s Service to a Person to which such disclosure is in the Participant’s reasonable judgment necessary or appropriate in connection with the performance of the Participant’s duties with or to the Company and its Subsidiaries), any confidential, proprietary or trade secret information obtained by the Participant while in Service, or (ii) use any such information to the detriment of the Company or any of its Subsidiaries; provided, however, that the restrictions in clause (i) of this sentence shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by the Participant.

All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by the Participant during the Participant’s Service, and for six (6) months thereafter, which are directly or indirectly useful in, or relate to, the business of or products or services provided by or sold by the Company or any of its Subsidiaries shall be promptly and fully disclosed by the Participant to an appropriate executive officer of the Company or any of its Subsidiaries (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the exclusive property of the Company (or such Subsidiary of the Company as specified by the Company). The Participant will, upon the Company’s request and at its expense (but without any additional compensation to the Participant), execute all documents reasonably necessary to assign the Participant’s right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company (or such Subsidiary of the Company as specified by the Company) of all patents or copyrights with respect thereto).

2. Restricted Activities. The Participant acknowledges that in connection with the Participant’s Service the Participant will have access to confidential, proprietary and trade secret information which, if disclosed, would assist in competition against the Company and its Subsidiaries and that the Participant will also generate goodwill for the Company and its Subsidiaries in the course of the Participant’s Service. Therefore, the Participant agrees that the following restrictions on the Participant’s activities during and after the Participant’s Service are necessary to protect the goodwill, confidential information and other legitimate interests of the Company and its Subsidiaries:

(a) During the Non-Competition Period (as defined below), neither the Participant nor any of the Participant’s Affiliates will compete, or undertake any planning to compete, in any way (whether directly or indirectly as an officer, director, employee, owner, investor, joint venturer, independent contractor or otherwise) with the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Participant will not work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Subsidiaries, as conducted or in planning (i.e., the Company and its Subsidiaries have taken material steps in implementing such plan) during the Participant’s Service. A competitive business shall, without express or implied limitation, include any Person in the business of the retail sale, direct marketing or wholesale of discounted or closeout merchandise in any state where the Company or any of its Subsidiaries does business or in any state contiguous to a state in which the Company or any of its Subsidiaries does business. The Participant [understands and agrees that (i) ownership of less than 5% of the outstanding stock of any publicly-traded corporation or XS Cargo Limited Partnership (“XSC”) will not in and of itself be deemed to result in any competition with the Company or any of its Subsidiaries, (ii) the Participant’s provision of services to XSC during any time in which XSC has no stores in the United States and at a level consistent with what is contemplated by the Services Agreement by and between XSC and Ollie’s Bargain Outlet, Inc., effective as of June 3, 2011 will not in and of itself be deemed to result in any competition with the Company or any of its Subsidiaries so long as it does not, either directly or indirectly, conflict with or interfere with the performance of the Participant’s duties under the Employment Agreement or to the Company or any of its Subsidiaries (including, without limitation, the participant’s fiduciary duties) and (iii) the Participant will inform the Company, its Subsidiaries and the CCMP Stockholders (as defined in the Stockholders’ Agreement) of any material changes or developments relating to XSC and answer all questions about or relating to XSC which the Company, any of its Subsidiaries or the CCMP Stockholders may have]. For purposes of this Award Agreement, “Non-Competition Period” shall mean the period during the Participant’s Service and for [two (2) years] thereafter [; provided, however, that in the event that the Participant’s Service is terminated without Cause (excluding death or Disability or a non-renewal of the term of employment under the Employment Agreement) or the Participant terminates his Service for Good Reason, the Non-Competition Period shall end on the date of termination of Service].

(b) During the Non-Competition Period, neither the Participant nor any of the Participant’s Affiliates will recruit, offer employment to, employ, engage as a consultant or independent contractor, lure or entice away any Person who (i) is on or at any time after the date hereof, an employee of the Company or any of its Subsidiaries or providing services to the Company or any of its Subsidiaries as a consultant or independent contractor, or otherwise persuade any such Person to reduce or otherwise change the extent of such Person’s relationship with the Company or any of its Subsidiaries or (ii) was an employee of the Company or any of its Subsidiaries or providing services to the Company or any of its Subsidiaries as a consultant or independent contractor, in each case, at any time within twelve (12) months following the date of cessation of employment or services of such Person with the Company and its Subsidiaries, or otherwise persuade any such Person during such twelve (12) month period to reduce or otherwise change the extent of such Person’s relationship with the Company or any of its Subsidiaries.

(c) During the Participant’s Service and for a period of two (2) years thereafter, the Participant shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or any of its Subsidiaries or any of their respective Affiliates, owners, partners, managers, directors, officers, employees or agents, including, without limitation, any remarks or statements that would adversely affect in any manner (i) the conduct of the Company’s and each of its Subsidiaries’ business taken as a whole or (ii) the business reputation or relationships of the Company, any of its Subsidiaries and/or any of its or their respective past or present officers, directors, agents, employees, attorneys, successors and assigns. Notwithstanding the foregoing, nothing in this Section 2(c) shall prevent the Participant from making any truthful statement to the extent, but only to the extent required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Participant.

In signing this Award Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all the terms and conditions of this Exhibit B. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and each of their respective Affiliates, and are reasonable in respect to subject matter, length of time and geographic area. The Participant further agrees that, were the Participant to breach any of the covenants contained in this Exhibit B, the damage to the Company and its Subsidiaries and each of their respective Affiliates would be irreparable. The Participant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled without posting bond to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any of those covenants. The Participant further agrees that, in the event that any provision of this Exhibit B is determined to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Subsidiaries and Affiliates shall have the right to enforce all of the Participant’s obligations under this Exhibit B.